Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Genzyme Corporation of our report dated February 7, 2004, except for Notes C and P, as to which the date is March 11, 2004 relating to the consolidated financial statements and financial statement schedule of Genzyme Corporation and of our report dated January 27, 2004 relating to the financial statements of BioMarin/Genzyme LLC, which appear in Genzyme Corporation's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 21, 2004